Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated February 15, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Essential Properties Realty Trust, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Essential Properties Realty Trust, Inc. on Forms S-3 (File No. 333-232490 and File No. 333-257202) and on Form S-8 (File No. 333-225837).
/s/ GRANT THORNTON LLP
Jacksonville, Florida
February 15, 2023